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                                                                     Exhibit 2.2

                               FIRST AMENDMENT TO

                            ASSET PURCHASE AGREEMENT

          THIS FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT ("Amendment"), is entered into and effective as of June 15, 2005, by and between The Boeing Company, a Delaware corporation ("Seller"), and Mid-Western Aircraft Systems, Inc., a Delaware corporation ("Buyer"), with respect to the following facts:

                                   WITNESSETH

          A. Seller and Buyer are parties to that certain Asset Purchase Agreement dated as of February 22, 2005 (the "Asset Purchase Agreement"). All capitalized terms used herein shall have the meanings ascribed to such terms in the Asset Purchase Agreement, unless otherwise defined herein.

          B. Section 11.8 of the Asset Purchase Agreement provides that the Asset Purchase Agreement may be amended only by a written instrument signed by each of the parties thereto.

          C. Pursuant to the terms of Section 11.8 of the Asset Purchase Agreement, Seller and Buyer now desire to amend the Asset Purchase Agreement on the terms and conditions set forth herein.

          NOW, THEREFORE, in consideration of the mutual representations, covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which is acknowledged, it is hereby agreed between Buyer and Seller as follows:

          1. List of Schedules and Exhibits. The list of Schedules and Exhibit is hereby amended by deleting the reference to Schedule 1.1(a)(xvi) - Included Spares Inventory.

          2. Section 1.1(a)(ii). Section 1.1(a)(ii) is hereby deleted in its entirety and is replaced with the following:

               "The entire inventory of the Business, including, but not limited to, all materials and supplies, all work in process and all finished products primarily related to the Business, but excluding any inventory that has been delivered FOB the Facilities or is in transit to another business unit of Seller on or prior to the Closing Date that is not part of the Business and excluding Spares Inventory (the "Inventory");"

          3. Section 1.1(a)(xvi). Section 1.1(a)(xvi) is hereby deleted in its entirety.

          4. Section 1.1(b)(xix). The parenthetical in Section 1.1(b)(xix) is hereby deleted.

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          5. New Section 1.1(b)(xxix). A new Section 1.1(b)(xxix) of the Asset
Purchase Agreement will be added to read as follows:

          "1.1(b)(xxix) The Spares Inventory."

          6. Amendment to Section 1.3(c). The second sentence of Section 1.3(c) is hereby deleted in its entirety to delete the reference to Spares Inventory and is replaced with the following:

               "The Tentative Purchase Price shall be the sum of (x) the book value of the Assets as reflected on the Audited Interim Financial Statements (reduced by the amount of capitalized interest reflected therein) plus (y) One Hundred Ninety-Two Million Four Hundred Thousand ($192,400,000), as adjusted as follows:"

          7. Amendment to Section 3.3(a). The first sentence of Section 3.3(a) of the Asset Purchase Agreement is hereby amended and restated in its entirety as follows:

               "(a) Schedule 3.3(a) sets forth (i) an unaudited statement of assets to be acquired and liabilities to be assumed of the Business as of December 31, 2001, 2002, 2003 and 2004, and the related statement of products shipped and operating expenses of the Business for the fiscal years then ended (the "Unaudited Annual Financial Statements") and (ii) an unaudited statement of assets to be acquired and liabilities to be assumed of the Business as of the Interim Date and related statement of products shipped and operating expenses of the Business for the nine (9) month period then ended (the "Unaudited Interim Financial Statements" and, collectively, with the Unaudited Annual Financial Statements, the "Unaudited Financial Statements")."

          8. Amendment to Section 3.24. The second sentence of Section 3.24 is hereby deleted in its entirety to delete the reference to Spares Inventory and is replaced with the following:

               "All Inventory is in the possession or control of Seller at the locations listed under paragraph (a) of Schedule 3.24 except for items that are in the possession or control of suppliers set forth on
          Schedule 3.23(c)."

          9. Section 5.11. The third and fourth sentences of Section 5.11 are hereby deleted in their entirety.

          10. Amendment to Section 6.2 (f). The first two paragraphs of Section 6.2(f) of the Asset Purchase Agreement are hereby amended and restated in their entirety as follows:

               "(f) Pension Benefits. Effective immediately following the Closing Date, Buyer shall establish or maintain (i) a defined benefit pension plan ("Buyer's Union Pension Plan I") for the benefit of Hired Employees who are covered by the collective bargaining agreements listed


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          in Schedule 6.2(f) (other than those employees represented by the
          International Association of Machinists and Aerospace Workers) as participating groups in The Boeing Company Employee Retirement Plan ("Seller's Union Pension Plan I") on the Closing Date ("Buyer's Hired Union Employees I"), (ii) a defined benefit plan ("Buyer's Union Pension Plan II") for the benefit of Hired Employees who are represented by the International Association of Machinists and Aerospace Workers and who participate in Seller's Union Pension Plan I ("Buyer's Hired Union Employees II"), (iii) a defined benefit pension plan ("Buyer's Union Pension Plan III") for the benefit of Hired Employees who are covered by the collective bargaining agreements listed in Schedule 6.2(f) as participating groups in the Boeing North American Retirement Plan for Eligible Employees on the Hourly Payroll (a component of the Boeing North American Retirement Plan) ("Seller's Union Pension Plan II") on the Closing Date ("Buyer's Hired Union Employees III" and together with Buyer's Hired Union Employees I and Buyer's Hired Union Employees II, "Hired Union Employees"), and (iv) a defined benefit pension plan ("Buyer's Non-Union Pension Plan") for the benefit of Hired Employees ("Hired Non-Union Employees") who are covered by The Pension Value Plan for Employees of The Boeing Company ("Seller's Non-Union Pension Plan" and collectively with Seller's Union Pension Plan I and Seller's Union Pension Plan II the "Seller's Pension Plans") (Buyer's Union Pension Plan I, Buyer's Union Pension Plan II, Buyer's Union Pension Plan III and Buyer's Non-Union Pension Plan are collectively referred to as "Buyer's Pension Plans"). Buyer's Pension Plans shall include credit for Hired Union Employees and Hired Non-Union Employees' past service with Seller for eligibility and vesting and, contingent upon the transfers of assets in accordance with this Section 6.2(f), early retirement benefits and benefit accrual previously recognized under Seller's Pension Plans, except as otherwise provided in Schedule 6.2(f), including paragraph 1(a) thereof. Buyer's Pension Plans shall further include, indefinitely, credit for Hired Union Employees' and Hired Non-Union Employees' service with Buyer for eligibility, vesting, and early retirement.

               Subject to Schedule 6.2(f), Seller shall cause assets to be transferred from each of Seller's Pension Plans to the respective Buyer's Pension Plans in accordance with Schedule 6.2(f), provided that Seller's Union Pension Plan I shall simultaneously make such a transfer to Buyer's Union Pension Plan I with respect to Buyer's Hired Union Employees I and to Buyer's Union Pension Plan II with respect to Buyer's Hired Union Employees II. All transfers shall be in accordance with the requirements of Section 414(1) of the Code."


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          11. Section 6.17. Section 6.17 is hereby deleted in its entirety to delete the reference to Spares Inventory and is replaced with the following:

               "Promptly after the Closing, Seller shall deliver to Buyer (at Seller's sole expense) an audited statement of assets to be acquired and liabilities to be assumed of the Business as of December 31, 2001, and the related statement of products shipped and operating expenses of the Business for the fiscal year then ended, together with the report thereon of Deloitte & Touche, LLP, Seller's independent certified public accountants, which report shall contain no limitations or qualifications as to scope or otherwise and no exceptions and shall state specifically that such statements fairly present in all material respects the financial condition of the Business in accordance with GAAP."

          12. New Section 6.22. A new Section 6.22 of the Asset Purchase Agreement will be added to read as follows:

               "6.22 Seller Policies and Procedures. Seller grants Buyer access to and the use of certain of Seller's policies and procedures set forth on Schedule 6.22 ("Seller Policies and Procedures"). Buyer shall have the right to utilize the Seller Policies and Procedures for six
          (6) months after the Closing Date with respect to its operation of the Business, provided that Buyer and its employees, agents, representatives or Affiliates will not disclose its use of such Seller Policies and Procedures to any third party. As a result of Buyer's use of the Seller Policies and Procedures for its operation for the Business after the Closing, regardless of whether the Seller Policies and Procedures are in compliance with Law or are invalid in any manner, Buyer hereby agrees to indemnify, defend and hold harmless Seller for Buyer's use thereof, pursuant to Section 9.2(a)(iv) of the Asset Purchase Agreement."

          13. Section 12.1. The second sentence of the defined term "Net Working Capital" in Section 12.1 is hereby deleted in its entirety.

          14. Section 12.1. The definition of the defined term "Target Net Working Capital" in Section 12.1 is hereby deleted in its entirety to delete the reference to Spares Inventory and is replaced with the following:

          "Target Net Working Capital Amount" means the Net Working Capital of the Business as set forth in the Audited Interim Financial Statements."

          15. Exhibit N. Exhibit N to the Asset Purchase Agreement hereby deleted and replaced with Exhibit N attached hereto.

          16. Amendments to Schedules.

               (a) Schedule 1.1(a)(xvi) to the Asset Purchase Agreement is hereby deleted in its entirety.


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               (b) Schedules 1.6(b), 3.3(a) and 3.8 to the Asset Purchase
          Agreement are hereby deleted in their entirety and replaced by Schedules 1.6(b), 3.3(a) and 3.8, hereto, respectively.

               (c) Paragraph (b) of Schedule 3.24 is hereby deleted in its entirety.

               (d) Section 2 of Schedule 6.2(f) to the Asset Purchase Agreement is amended by the addition of a new sentence immediately prior to paragraph (a), to read as follows:

               "It is expressly understood that Seller's Union Pension Plan I shall simultaneously transfer assets and liabilities to Buyer's Union Pension Plan I with respect to Buyer's Hired Union Employees I and to Buyer's Union Pension Plan II with respect to Buyer's Hired Union Employees II."

          17. Miscellaneous. This Amendment (i) may not be amended or modified except in writing and (ii) may be executed in separate counterparts and by facsimile, each of which shall be deemed an original but all such counterparts shall together constitute one and the same instrument. Other than provided herein, the provisions of the Asset Purchase Agreement shall remain in full force and effect; provided that, in the event of any conflict between the Asset Purchase Agreement or any Seller Transaction Agreements and this Amendment, the provisions of this Amendment shall govern. In particular, Buyer and Seller hereby agree that Seller shall be entitled to sell or utilize the Spares Inventory in any manner it deems appropriate and that any provision of the Asset Purchase Agreement or the Seller Transaction Agreements that conflicts in any manner with the foregoing shall no longer be applicable.


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          IN WITNESS WHEREOF, the parties hereto have caused this First
Amendment to Asset Purchase Agreement to be executed as of the day and year first above written.

                                        THE BOEING COMPANY


                                        By: /s/ Bryan Gerard
                                            ------------------------------------
                                        Name: Bryan Gerard
                                        Title: Director-New Business Ventures


                                        MID-WESTERN AIRCRAFT SYSTEMS, INC.


                                        By: /s/ Nigel Wright
                                            ------------------------------------
                                        Name: Nigel Wright
                                        Title: VP, Secretary & Treasurer